Recom Managed Systems, Inc.

EXECUTED VIA FACSIMILE

June 2, 2003

Dr. Michael Laks

RE: Recom Managed Systems, Inc.

Dear Dr. Laks:

I appreciate the time you have spent evaluating the technologies of Recom Managed Systems, Inc. ("Recom"). As you know, Recom is an emerging life sciences company focused on the monitoring, detection and researching of physiological signals in order to prevent medical complications and disease that impact an individual's health. The current management believes you would be a valued asset to the team and that your insight, talent, and experience would assist immeasurably in Recom's growth. Therefore, I would like to extend an offer for you to become an advisor to Recom with regard to technological support, technological strategy, product development, and medical advisory board development; this would also be along with other surrounding scientific duties as may be mutually agreed-upon between you and Recom from time to time.

Being an advisor to Recom during this time of growth is exciting. You will have the opportunity to participate in the development of cutting edge technology that may one day eliminate phenomenon such as heart attacks, a leading cause of death, from the planet. Notwithstanding any other benefits you may derive from being associated with such an endeavor, we realize your time is valuable. After careful review; taking into account Recom's current and future needs as well as the time commitment the company will ask of you as an advisor, we have developed the following compensation plan:

Upon Joining	Upon joining Recom as an advisor, you will be granted options to purchase 108,000 (one hundred eight thousand) shares of Recom's common stock at a price of $2.40. These options shall vest at a rate of 9,000 (nine thousand) options per quarter in accordance with the terms of this agreement. In the event this agreement is terminated by either party, no additional options will vest after the termination date.
Cash Consideration	You shall receive $9,000 (nine thousand dollars) per quarter for your advisory services, payable quarterly. As consideration for such payment, you will provide Recom with 50 hours per quarter of advisory time. Any hours in excess of the 50 will be billed at $450.00/per hour.

Note all compensation provided hereunder will be subject to any applicable tax withholding requirements. Of course, this contract is terminable at the will of either party and nothing in this agreement should be considered as a guarantee of your future employment by the Recom. If this

agreement is terminated by Recom for any reason other than for negligence, misconduct, breach of the material terms of this agreement by you, or a failure by you to perform in a reasonable fashion hereunder as an advisor, you will be entitled to have any unvested options for the then current quarter vested. Moreover, Recom's offer is explicitly made in reliance upon your representations and warrant that you have consulted for a start-up company such as Recom toward successful medical device, and that you believe Recom represents, owns and manages a set of technologies, non-invasiveness thereof, and other facts that are in your view not patently untenable to move the ultimate Recom products to the marketplace. You will be indemnified by Recom against any and all legal action and expenses that may be brought against you from any source other than for negligence or misconduct on your part which arises from this agreement and/or from his services provided under this Agreement.

Any dispute hereunder shall be resolved by binding arbitration in Los Angeles County, California before the American Arbitration Association, and judgment on any award shall be fully binding and not subject to appeal.

We feel this compensation plan aligns your interest with those of the company and its shareholders. Please bear in mind that any Advisory compensation is separate from any other compensation you may receive if selected for additional positions with Recom or if you become employed by the company in the future. For example, any merger, acquisition, financing or sale of technologies by you to Recom would be separately negotiated in a separate document satisfactory to all parties. Any merger, acquisition, financing or sale in general would be separately negotiated and it is contemplated that you would receive separate consideration therefore.

I thank you in advance for your time and consideration and look forward to your addition to the Recom team.

Sincerely,

Recom Managed Systems, Inc.

Marvin Fink
Chief Executive Officer

AGREED AND ACCEPTED:

Dr. Michael Laks

By: ______________ Dated: 6/5/03